Ferro Investment Management, LLC
April 2014

CODE OF ETHICS

As an investment adviser, FIM is a fiduciary. It owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client's trust, may have the appearance of impropriety.

FIM serves as investment manager to certain separately managed accounts ("Separate Account Clients"), a registered investment company under the Investment Company Act of 1940, as amended (a "Registered Fund") and pooled investment vehicles ("Fund Clients", together with "Separate Account Clients" and the "Registered Fund", the "Clients"). This Code of Ethics and Conduct (the "Code") sets forth FIM's policies and procedures regarding its duty of loyalty to Clients.

GENERAL CONCEPTS

A.  Basic Principles.

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of FIM's Clients come before FIM's interests or any Employee's interests; and (ii) each Employee's professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of FIM or the Employee.

B.  "Covered Accounts."

Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." These consist of:

•
Securities accounts of which FIM is a beneficial owner, provided that investment partnerships or other funds of which FIM or any affiliated company is a general partner or from which FIM or such a company receives fees based on capital gains are generally not considered Covered Accounts, despite the fact that FIM or Employees may be considered to have an indirect beneficial ownership interest in them; and

•
Each securities account registered in an Employee's name and each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest" (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as "Covered Accounts").

C.  "Beneficial Ownership."

The concept of "beneficial ownership" of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by his or her spouse, minor children and relatives who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of "beneficial ownership" does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

D.  "Excepted Securities"

Excepted Securities means:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the FIM Employee resides;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments; and
•	money market funds and open-end mutual funds.

E.  Specific Rules are not Exclusive.

This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee's employment, the following types of activities are strictly prohibited:

•
Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which FIM or any of its Clients is a participant;

•
Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements FIM has made to such person, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and
•
Causing FIM, acting as principal for its own account or for any account in which FIM or any person associated with FIM, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive "inside information." However, to educate Employees, more information describing "insider trading" and the penalties for such trading is set forth below.

A.  Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

•	the purchase or sale of securities by an insider, on the basis of material non-public information;
•
the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute "inside" information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B.  Definition of Insider

The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

C.  Material Information

"Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information.

D.  Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the market place (i.e. generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E.  Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	disgorgement of profits;
•	jail sentences;
•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

•
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

F.  Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as "frontrunning" or "scalping": buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or FIM's recommendations regarding the security. No Employee may buy or sell a security when he or she knows FIM is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client ("inter-market frontrunning") are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for FIM, or in any way seeking personal profits at the expense of the trading conducted for FIM. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A.  Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all FIM Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading. Unless otherwise specified, approvals will be effective for three trading days from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)1.

Generally, and subject to the pre-approval procedures set forth herein, Employees are permitted to trade in equity securities and limited offerings.

1.  Private Placements

As with all other transactions, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance. In determining whether to approve any such transaction for a FIM Employee, the Chief Compliance Officer or the chief executive officer will consider, among other factors, whether the investment opportunity should be reserved for Client accounts and whether the investment opportunity is being offered to the FIM Employee by virtue of his or her position with FIM.

2.  Private Investment Funds and Distributions

Pre-approval of an investment in a private investment fund is required. Moreover, when an Employee is notified by the fund of a distribution of securities, the Employee must notify the Chief Compliance Officer in order to record the manner of acquisition of the securities. Any subsequent sales of such shares are subject to the trade restrictions outlined in this Code.

B.  Trading Restrictions

Except for accounts over which the FIM Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, FIM is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of the FIM. In such circumstances, the individual should contact the Chief Compliance Officer.

1.  Initial Public Offerings

An FIM Employee may not purchase any security in an initial public offering. This restriction ensures that an FIM Employee does not cause a violation of applicable broker-dealer rules relating to new issues.

2.  Significant Holdings

An FIM Employee may not purchase more than 1.0% of the outstanding shares of any publicly traded company.

1	Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth the Code of Ethics.

3.  FIM Strategies

This Section applies to only those FIM Employees who are also Investment Professionals, defined as an Employee in the day-to-day management of FIM portfolios, in any way and has knowledge of, or access to, trade information. This Section also applies to any person residing in the same household as the Investment Professional.

An Investment Professional may not engage in personal trading that is similar to the trading strategies of FIM.

4.  Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a client portfolio has a pending "buy" or "sell" order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio's order is executed or withdrawn.

5.  Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for FIM) that violates the law2. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with FIM’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C.  Reporting Accounts, Holdings and Transactions3

All FIM Employees are required to disclose to the Chief Compliance Officer all personal securities, futures and commodities accounts. In addition, except for the excepted securities set out in the "Excepted Securities" section above, each Employee must disclose all other investment positions that are not held in such accounts (e.g., private placements).

In addition, within ten (10) days of opening a new account, it must be disclosed to the Chief Compliance Officer, together with the name of the financial institution, the account title, the account number, whether the account is restricted by the terms of the account relationship to holding only cash and excepted securities set out in below and the investment power, influence or control status of the account.

2	For example, an Employee may not trade on the basis of material non-public information.

3	The Firm consents to Employees having existing accounts, and opening new accounts, provided that they comply with the disclosure and reporting requirements of this Code.

1.
Duplicate Account Statements and Trade Confirmations. Except with respect to the accounts set out below, each FIM Employee must ensure that the Chief Compliance Officer timely receives duplicate account statements (at least quarterly) and trade confirmations for each of the FIM Employee’s personal accounts. The account statements are required to include the FIM Employee’s personal holdings and transactions occurring in the account, as well as the other applicable account identifying information commonly included in account statements. Requests to have a firm send duplicate account statements and trade confirmations may be made by completing the form letter attached as Exhibit B (Sample Duplicate Account Statement and Trade Confirmation Request Letter) and sending it to the firm where the account is maintained.

2.
The following accounts do not require duplicate account statements and trade confirmations to be sent to the Compliance Department: (i) an account over which the FIM Employee has no discretionary power, influence or control; and (ii) an account that is restricted by the terms of the account relationship to holding only cash and the excepted securities set out in the “Excepted Securities” section above.

SERVICE AS A DIRECTOR

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer or a designated supervisory person based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when FIM or an Employee of FIM accepts or gives a gift, entertainment, or other items of value, FIM places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral.

A.  Gifts to FIM Employees

No Employee may receive gifts from a Client, Investor or vendor of more than a nominal value. The FIM Employee receiving a gift of more than nominal value must inform the Chief Compliance Officer of the gift by using the Gift and Entertainment Form (Exhibit B). The Chief Compliance Officer will review gifts of more than nominal value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $100 are generally not suitable.

B.  Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees of FIM. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on FIM.

•
Vendor or Client in Attendance. Acceptance of an occasional invitation from a client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

•
Vendor or Client is Not in Attendance. If the vendor or client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of nominal value, unless the Chief Compliance Officer grants an exception.

C.  Gifts Sent by FIM

FIM may send gifts to its Investors of a nominal value to commemorate a special event. Gifts may not be made by an Employee to any FIM Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D.  Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E.  Political Contributions Made by FIM Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled "Pay to Play". Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

FIM and its Employees may receive confidential information from their Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not "material" or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

A.  Procedures Regarding Use and Treatment of Confidential Information.

1.
No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

2.
Treatment of Confidential Information. FIM encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with FIM, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A.  Certification of Compliance.

By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her.

B.  Exceptions.

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients' interests or the limitations on an Employee's legitimate interests that would result would not be justified by resulting protection of Clients' interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

C.  Retention or Reports and Other Records.

The Chief Compliance Officer will maintain at FIM's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Investment Advisers Act of 1940.

D.  Reports of Violations.

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E.  Sanctions.

Upon discovering that any Employee has failed to comply with the requirements of this Code, FIM may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

WHISTLEBLOWER POLICY

1.
Purpose. This policy establishes procedures for the receipt, review, and retention of complaints relating to FIM's accounting, internal accounting controls, and auditing matters. FIM is committed to complying with all applicable accounting standards, accounting controls, and audit practices. While FIM does not encourage frivolous complaints, FIM does expect its officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters. It is FIM's policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind. This policy applies only to reports concerning accounting violations.

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

a.	Cause violations to be disclosed before they can disrupt the business or operations of FIM, or lead to serious loss;
b.	Promote a climate of accountability and full disclosure with respect to FIM's accounting, internal controls, compliance matters, and Code of Ethics; and
c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

2.
Reporting Persons Protected. This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a "Reporting Person"), provided the complaint is made in good faith. "Good faith" means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

FIM will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with FIM based upon such Reporting Person's submitting in good faith any complaint regarding an accounting violation. Any acts of retaliation against a Reporting Person will be treated by FIM as a serious violation of FIM policy and could result in dismissal.

3.
Scope of Complaints. FIM encourages Employees and officers ("Inside Reporting Persons") as well as non-Employees such as agents, consultants and investors ("Outside Reporting Persons") to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of FIM;
b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;
c.	Deficiencies in or noncompliance with FIM's internal controls and procedures;
d.	Misrepresentation or false statement to or by a senior officer of FIM regarding any matters in violation of state and/or federal securities laws; or

4.
Confidentiality of Complaint. The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized FIM to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.   Submitting Complaints

a.	Inside Reporting Persons should submit complaints in accordance with the following procedures:

(1)	Complaints must be submitted in writing and mailed in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential - To be Opened Only by the Chief Compliance Officer.
(2)
If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(3)
Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, FIM encourages Employees to identify themselves when making reports of accounting violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i)	The fairness to any individual named in the anonymous complaint;
(ii)	The seriousness of the issue raised;
(iii)	The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and
(iv)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

b.	Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)
Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential - To be Opened Only by the Chief Compliance Officer

(2)	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-Employees on an anonymous basis may not be reviewed.

6.   Investigation of Complaints

a.
Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person's identity is unknown.

b.	The Chief Compliance Officer may enlist Employees of FIM and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.
c.
The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise FIM, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Compliance Officer and FIM. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

d.
An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e.
The Chief Compliance Officer will review the Reporting Person's revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist Employees of FIM and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

7.
Retention of Complaints. The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with FIM's confidentiality and document retention policies.

8.
Unsubstantiated Allegations. If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

Reporting and Annual Review. The Chief Compliance Officer will submit periodic reports of all complaints and any remedial actions taken in connection therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of accounting violations of FIM, but with a view to minimizing improper complaint submissions and investigations.